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                                                                 EXHIBIT (b)(ii)

                        SCUDDER INSTITUTIONAL FUNDS TRUST

                     (FORMERLY BT INSTITUTIONAL FUNDS TRUST)

                            AMENDMENT TO THE BY-LAWS
                            (EFFECTIVE JULY 15, 1999)

      WHEREAS, the Trustees have determined that the ability to fix a record date not more than 90 days prior to a shareholder meeting is in the best interests of shareholders as it may lessen the expenses of soliciting sufficient proxies to achieve quorum; now, therefore, be it

      RESOLVED, That each Trust's By-Laws are hereby amended as follows:

            The first paragraph of Article III, Section 3, of the By-Laws is hereby deleted in its entirety and replaced with the following:

            Section 3. Record Date. For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than 90 days prior to the date of any meeting, or any adjournment thereof, of Shareholders or distribution or other action as a record date for the determination of the persons to be treated as Shareholders of record for such purpose.